EXHIBIT 10.7
LEASE AGREEMENT
[TEXAS]
This Lease Agreement (this “Lease”) is made and entered into by and between BV DFWA I, LP, a Texas limited partnership (“Landlord”) and AMERICAN LOCKER GROUP, INC., a Delaware corporation (“Tenant”);
     1. Premises and Term. In consideration of the obligation of Tenant to pay Rent as provided in this Lease, and in consideration of the other terms, provisions, and covenants of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord premises delineated on Exhibit A attached hereto and incorporated herein (the “Premises”) in the building (the “Building”) located on the real property described on Exhibit B attached hereto and incorporated herein (the “Land”) in Dallas County, Texas, more particularly described as follows:
Approximately 100,500 square feet of space within a building of 401,797 square feet situated on a 23.103 acre tract of land situated in the Heirs of Joel Wilson Survey, Abstract No. 1555, the S.A. & M.G.R.R. Survey, Abstract No. 1439, the Singleton Thompson Survey, Abstract No. 1733, and the William Russell survey, Abstract 1728, Dallas County, Texas, said tract being a portion of that certain tract of land known as Dallas Fort Worth International Airport, with said building being commonly known as 2701 Regent Boulevard, DFW Airport, Texas
To have and to hold the Premises, subject to the terms and provisions of this Lease, for a term (the “Term”) commencing on January 1, 2011 (the “Commencement Date”), and ending ninety-one (91) full calendar months thereafter. Landlord shall have Substantially Completed Landlord’s Work prior to the Commencement Date, subject to any Tenant Delay Day. Landlord’s non-delivery of possession of the Premises to Tenant on the Commencement Date will not affect this Lease or the obligations of Tenant under this Lease. However, unless caused by a Tenant Delay Day, the Commencement Date will be delayed until possession of the Premises is delivered to Tenant and the Term will be extended for a period equal to the delay in delivery of possession of the Premises to Tenant. If delivery of possession of the Premises to Tenant is delayed, Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the revised Commencement Date and expiration date of the Term. Tenant shall have the right to occupy the Premises beginning upon execution of this Lease and continuing until the Commencement Date (the “Early Occupancy Period”) in order to set up equipment, racking, network cabling, security systems, office furniture and any other items in order to ready the Premises for Tenant’s use thereof, subject to all applicable requirements, restrictions and approvals of DFW Airport. During such Early Occupancy Period, Tenant shall not be required to pay Rent (as hereinafter defined) but shall be otherwise subject to all of the provisions of this Lease. By taking possession of the Premises, Tenant shall be deemed to have acknowledged that it has inspected the Premises and accepts the Premises in their then present condition, and as suitable for the purpose for which the Premises are leased. Tenant further acknowledges that Landlord has made no representations as to the repair or condition of the Premises, nor promises to alter, remodel, or improve the Premises, except those expressly set forth in this Lease. Additionally, subject to the terms of this Lease and Landlord’s rules and regulations therefor, Tenant and its employees, agents, and invitees shall have the non-exclusive use of all common areas and all easements and appurtenances which benefit the Land and including walkways, landscaping, rights of way, and other improvements benefiting the Building in each case to the extent designated by Landlord from time to time for the common use of all tenants of the Building.
     2. Rent.
          2.1. As used in this Lease, “Rent” means “Base Rent” (defined in Section 2.2) and “Additional Rent” (defined in Section 3). In the event Tenant fails to pay any installment of Rent hereunder within ten (10) days of the due date of when such installment is due, Tenant shall be obligated to pay to Landlord (without the necessity of a demand therefor by Landlord) a late charge in an amount equal to ten percent (10%) of such installment; provided, however, that Tenant may pay Rent later than such ten (10) day grace period up to two (2) times per calendar year before such late charge shall be applied. The late charge is in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.
          2.2. Tenant agrees to pay to Landlord rent for the Premises, without deduction, set off, or abatement, for the Term, in the following monthly amounts (the “Base Rent”):

Texas Industrial Lease — American Locker Group, Inc.	1
2701 Regent, Suite 200, DFW Airport, Texas

LEASE PERIOD	MONTHLY BASE RENT
January 1, 2011 through July 31, 2011	$0.00
August 1, 2011 through July 31, 2012	$8,375.00
August 1, 2012 through January 31, 2014	$16,750.00
February 1, 2014 through January 31, 2017	$25,125.00
February 1, 2017 through July 31, 2018	$27,218.75
The initial monthly installment of Base Rent is due and payable upon execution of this Lease and will be applied to the first calendar month of the Term; subsequent monthly installments of Base Rent are due and payable in advance without demand on or before the first day of each succeeding calendar month during the Term. If the Commencement Date occurs on a date other than the first day of a calendar month, there shall be due and payable on the Commencement Date an additional amount equal to that portion of the Base Rent (prorated on a daily basis) attributable to the number of days from the Commencement Date to the end of the calendar month during which the Commencement Date falls.
          2.3. Landlord hereby grants Tenant use of the Premises free of Base Rent for the seven (7) full calendar month(s) of the Term from January 1, 2011 through July 31, 2011 (the “Free Rent Period”). The total value of the free rent granted to Tenant is $58,625.00. Except for the non-payment of Base Rent specified above, Tenant shall, throughout the Free Rent Period, be obligated to make all other payments which Tenant is obligated to make pursuant to the terms of the Lease and shall be subject to all the covenants and conditions of the Lease.
          2.4. If any check tendered to Landlord by Tenant under this Lease is dishonored for any reason caused by Tenant, Tenant shall pay to Landlord an amount equal to the amount Landlord has been required to pay to its bank as a result of such dishonor. If any two or more Rent payments by check are dishonored or returned unpaid, thereafter Landlord may, at Landlord’s sole option, upon written notice to Tenant, require that all future payments of Rent for the remaining Term must be made by cash, certified check, cashier’s check, official bank check, money order, or automatic electronic funds transfer (“Good Funds”). Any acceptance by Landlord of a payment for Rent by Tenant’s personal or corporate check thereafter will not be construed as a waiver of Landlord’s right to insist upon payment by Good Funds as set forth herein.
     3. Tenant’s Obligation to Pay Reimbursable Expenses as Additional Rent. In addition to the Base Rent payable under Section 2.2, Tenant shall pay to Landlord as Additional Rent the Reimbursable Expenses (as herein defined), as adjusted from time to time, as set forth in Section 3. For purposes of this Lease, the following terms shall have the herein indicated meanings:
          3.1. “Reimbursable Expenses” means “Tenant’s Share” of “Taxes” and “Operating Costs” (as all such terms are herein defined).
          3.2. The term “Tenant’s Share” means a fraction (expressed as a percentage to two decimal places), the numerator of which is the floor area (in square feet) of the Premises and the denominator of which is the aggregate leaseable floor area (in square feet) in all buildings (including the Building) now or hereafter situated on the Land as of the first day of January for the relevant calendar year. Landlord and Tenant hereby stipulate that Tenant’s Share is 25.01 % as of the Commencement Date.
          3.3. “Operating Costs” means, for each calendar year (or portion thereof) during the Term, the aggregate of all costs, expenses, and liabilities of every kind or nature paid or incurred by Landlord in connection with the ownership, operation and maintenance of the “Project” (being the Building and Land, together with driveways, parking facilities, loading dock areas, roadways and any other similar improvements and easements associated with the foregoing or operation thereof) including but not limited to the following costs determined in accordance with generally accepted accounting principles consistently applied. (A) property management fees (not to exceed 5% of the gross rent received from the Project) and expenses that are directly related to the Project; (B) all supplies and materials directly used in the operation, maintenance, repair, replacement, and security of the Project; (C) the actual cost of all utilities (including fuel, gas, electricity, water, sewer, and other services) for the common areas and other non-tenant areas of the Project (e.g., mechanical, electrical and telecommunications rooms) as reasonably determined by Landlord; (D) repairs, replacements, and general maintenance of the Project including but not limited to paving and parking areas, roads, roof repairs (Landlord is responsible for replacement of the roof as provided in Section 7), alleys and driveways, trash collection, sweeping and removal of trash for the common areas, mowing and snow removal, landscaping and exterior painting, the cost of maintaining utility lines, fire

Texas Industrial Lease — American Locker Group, Inc.	2
2701 Regent, Suite 200, DFW Airport, Texas

sprinklers and fire protection systems, exterior lighting, and mechanical and plumbing systems serving the Project and, to the extent the following items serve more than one tenant in the Project, dock doors, drains and sump pumps; (E) service, maintenance and management contracts for the operation, maintenance, management, repair, replacement, and security of the Project (including but not limited to alarm service, window cleaning, and elevator maintenance); (F) costs of professional services rendered for the general benefit of the Project; (G) environmental insurance or environmental management fees; (H) the cost of any insurance deductibles for insurance required to be maintained by Landlord; (I) insurance expenses; and (J) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including but not limited to all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any new interpretations of any Law hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion. As used in this Lease, the term “Laws” refers to any federal, state, and local laws, ordinances, rules and regulations, court orders, governmental directives, governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting this Lease or the Project. The preceding notwithstanding, for purposes of determining Tenant’s share of Operating Costs, Controllable Operating Costs (defined below) for any calendar year will be deemed not to increase over the amount of Controllable Operating Costs during the previous year by more than eight percent (8%) per year on a cumulative basis, compounded annually. The term “Controllable Operating Costs” means all Operating Costs except costs and expenses for taxes, insurance, utilities, costs to Landlord resulting from compliance with Laws, and any increases in service contract fees and expenses resulting from government-mandated wage increases. The term “Non-Controllable Operating Costs” means all Operating Costs other than Controllable Operating Costs. There is no cap on Non-Controllable Operating Costs.
Operating Costs shall not include costs for (i) capital improvements made to the Project, other than capital improvements described in Section 3.3(J) and except for items which are generally considered maintenance and repair items, such as painting of common areas, and the like; (ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (iii) interest, amortization or other payments on loans to Landlord; (iv) depreciation; (v) leasing commissions; (vi) legal expenses for services, other than those that directly benefit all Project tenants generally (e.g., tax disputes); provided, however, explicitly excluding legal fees incurred by Landlord to enforce obligations of other tenants of the Project; (vii) Taxes; (viii) renovating or otherwise improving space for occupants of the Project or vacant space in the Project.; (ix) the cost of any expense to Landlord in curing a default under any ground lease or lease to other tenants of the Project; or (x) the costs and expenses incurred by Landlord directly resulting from the negligence or willful misconduct of Landlord or its agents.
          3.4. “Taxes” means all taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including but not limited to non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a margin tax, franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). Taxes shall include the costs of consultants retained in an effort to lower Taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement, as set forth in Sections 41.413 and 42.015 of the Texas Tax Code. If applicable, Landlord may, in its sole discretion, allocate in a reasonable manner the values of multiple properties carried by taxing authorities on a single tax account.
          3.5. Landlord may make a good faith estimate of Tenant’s Share of Reimbursable Expenses to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Base Rent, an amount equal to the estimated Tenant’s Share of Reimbursable Expenses for such calendar year or part thereof divided by the number of months therein. During the first year of the Term, Tenant shall pay to Landlord the sum of $9,213.00 per month in advance, as Landlord’s initial estimate of Tenant’s Share of Reimbursable Expenses, which amount includes $9,213.00 per month as

Texas Industrial Lease — American Locker Group, Inc.	3
2701 Regent, Suite 200, DFW Airport, Texas

Landlord’s estimate of Tenant’s Share of Operating Costs and $0.00 per month as Landlord’s estimate of Tenant’s Share of Taxes. From time to time, Landlord may estimate and re-estimate the amount of Tenant’s Share of Reimbursable Expenses to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant’s Share of Reimbursable Expenses payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant’s Share of Reimbursable Expenses as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Reimbursable Expenses are available for each calendar year.
          3.6. By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Reimbursable Expenses for the previous year (the “Reimbursable Expenses Statement”). If Tenant’s estimated payments of Operating Costs or Taxes under this Section 3 for the year covered by the Reimbursable Expenses Statement exceed Tenant’s Share of such items as indicated in the Reimbursable Expenses Statement, then Landlord shall promptly reimburse Tenant for such excess, or in Landlord’s election, credit such amount against rent; likewise, if Tenant’s estimated payments of Operating Costs or Taxes under this Section 3 for such year are less than Tenant’s Share of such items as indicated in the Reimbursable Expenses and Tax Statement, then Tenant shall promptly pay Landlord such deficiency.
          3.7. Landlord’s books and records with regard to Reimbursable Expenses are available for inspection by Tenant at Landlord’s offices during Landlord’s regular business hours. Tenant or auditors selected by Tenant and reasonably approved by Landlord in writing, shall have the right, within ninety (90) days of receiving the Reimbursable Expenses Statement, to inspect and audit such records at Landlord’s offices during Landlord’s regular business hours. If the audit is conducted by a firm retained on a contingency fee basis, the firm shall be reputable and approved in writing by both Tenant and Landlord (which approval shall not be unreasonably withheld, conditioned or delayed). If such audit reveals that an error was made in the Reimbursable Expenses previously charged to Tenant, then Landlord shall refund to Tenant any overpayment of any such costs, or Tenant shall pay to Landlord any underpayment of any such costs, as the case may be, within thirty (30) days after notification thereof. If such audit reveals overpayment by Tenant of more than five percent (5%) from Tenant’s payment of Reimbursable Expenses, Landlord shall reimburse Tenant for the actual cost of such audit, in all other cases Tenant shall bear all costs and expenses incurred in connection with such audit.
     4. Deposit. Upon execution of this Lease, Tenant shall pay to Landlord the sum of $36,431.75 (the “Security Deposit”), which sum shall be held by Landlord, without obligation for interest, as security for the performance of Tenant’s covenants and obligations under this Lease, it being expressly understood and agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon the occurrence of any “Event of Default,” as herein defined, by Tenant beyond any applicable cure period, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use the Security Deposit to make good any arrears of Rent and any other damage, injury, expense, or liability caused by the event of default; and Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If no Event of Default has occurred and is continuing, Landlord will refund to Tenant any remaining balance of the Security Deposit within forty-five (45) days after the expiration of the Term. Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as Rent, shall constitute Rent for the purposes of this Lease and for purposes of section 502(b)(6) (or comparable provision of any future bankruptcy law) of the Federal Bankruptcy Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”).
     5. Disclaimer of Warranties. By execution of this Lease, Tenant acknowledges and agrees that except as expressly set forth in this Lease, neither Landlord nor any officer, partner, agent, employee, or representative of Landlord makes or has made any warranties or representations of any kind or character, express or implied, with respect to the Premises, the Building or the Project, or any portion thereof, its physical condition, income to be derived therefrom, or expenses to be incurred with respect thereto, its fitness or suitability for any particular use, or any other matter or thing relating to or affecting the same. There are no oral agreements, warranties, or representations collateral to or affecting the Premises, the Building or the Project, or any portion thereof, except as may be otherwise expressly set forth in this Lease. Landlord and Tenant each hereby agrees that the Premises are leased in their AS IS, WHERE IS condition with any and all latent or patent defects. Tenant, by execution of this Lease, expressly agrees that Landlord has not made and does not make any warranties with respect to the Premises upon which an action under the Texas Deceptive Trade Practices Act could be based.

Texas Industrial Lease — American Locker Group, Inc.	4
2701 Regent, Suite 200, DFW Airport, Texas

     6. Use. The Premises shall be used, to the extent permitted by applicable Law, only for general office purposes and to the extent applicable, for receiving, storing, shipping and selling (other than retail) products, materials and merchandise manufactured, made and/or distributed by Tenant and for such other lawful purposes as may be incidental thereto (the “Permitted Use”). Tenant shall continuously occupy and use the Premises only for the Permitted Use and shall comply with all Laws relating to this Lease and/or the use, condition, access to, and occupancy of the Premises or any portion of the Project and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to use that would damage the Premises. As used herein, the term “Building’s Structure” means the Building’s exterior walls, roof, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Building’s life-safety, plumbing, electrical and mechanical systems. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) after the Commencement Date, Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises, and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the common areas of the Building, other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any alterations or additions, including but not limited to any initial tenant improvement work, made by or on behalf of Tenant, any assignee claiming by, through or under Tenant, any subtenant claiming by, through or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees (“Tenant Part[ies]”) (which risk and responsibility shall be borne by Tenant). The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Building, or for the storage of any Hazardous Materials (except as provided in Section 17 hereof). Tenant shall not install within the Premises nor use in the Premises any equipment or fixtures which might be reasonably expected due to excess weight, vibration or any other characteristic, to damage the Premises or the Building. Outside storage is prohibited without Landlord’s prior written consent. If, because of a Tenant Party’s acts or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases, then such acts shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord’s other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance (including but not limited to emission of odors, fumes or excess noise) or unreasonably interfere with other tenants or Landlord in its management of the Building. Notwithstanding anything in this Lease to the contrary, Landlord acknowledges that Tenant’s Permitted Use includes the production and distribution of lockers and other incidental items, and Landlord agrees that, as of the Commencement Date of this Lease, such use does not create a nuisance, create an extraordinary fire hazard, or increase the rate of insurance on the Building.
     7. Landlord’s Maintenance Obligations. This Lease is intended to be a net lease; accordingly, Landlord’s maintenance obligations (at its sole cost and expense) are limited to the replacement of the Building’s Structure. Landlord shall not be responsible for (a) any such work until Tenant notifies Landlord of the need therefor in writing or (b) alterations to the Building’s Structure required by applicable Law because of Tenant’s use of the Premises (which alterations shall be made by Tenant at its sole cost and expense). The Building’s Structure does not include windows, glass or plate glass, doors or overhead doors, special fronts, or office entries, dock bumpers, dock plates or levelers, loading areas and docks, and loading dock equipment, all of which shall be maintained by Tenant, unless such damage is solely caused by latent defects of the Building’s Structure or the gross negligence or willful misconduct of Landlord or Landlord’s agents. Landlord’s liability for any defects, repairs, replacement or maintenance for which Landlord is specifically responsible for under this Lease shall be limited to the cost of performing the work. Additionally, Landlord shall maintain automatic fire sprinkler system, the parking areas, and other common areas of the Building, including driveways, alleys, landscape and grounds surrounding the Premises and utility lines in a good condition, consistent with the operation of a bulk warehouse/industrial or service center facility, including maintenance, repair, and replacement of the exterior of the Building (including but not limited to painting), landscaping, sprinkler systems, and any items normally associated with the foregoing. All costs in performing the work described in the foregoing sentence shall be included in Operating Costs. Tenant shall promptly notify Landlord in writing of any work required to be performed under this Section 7, and Landlord shall not be responsible for performing such work until Tenant delivers to Landlord such notice. Notwithstanding anything to the contrary contained herein, Landlord shall, in its sole and absolute discretion, determine the appropriate remedial action required of it to satisfy its maintenance obligations hereunder (e.g., Landlord shall, in its sole and absolute discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action). Notwithstanding anything in this Section 7 to the contrary, if Landlord fails to make any repairs or to perform any maintenance required of Landlord hereunder to the roof of the building over the Premises, and (i) such failure shall persist for thirty (30) days after written notice of the need for such repairs or maintenance is given to Landlord, and (ii) unless Landlord has commenced such repairs or maintenance during such period and is

Texas Industrial Lease — American Locker Group, Inc.	5
2701 Regent, Suite 200, DFW Airport, Texas

diligently pursuing the same, and (iii) such failure creates a risk of bodily injury or property damage, then Tenant may (but shall not be required to) following a second notice (which notice shall have a heading in at least 12-point type, bold and all caps “FAILURE TO RESPOND SHALL RESULT IN TENANT EXERCISING SELF-HELP RIGHTS”) and Landlord’s failure to commence repairs within five (5) business days after receipt of such second notice, cause Landlord’s roofing contractor to perform such repairs or maintenance in accordance with the provisions of this Lease governing Tenant’s repairs and alterations and Landlord shall reimburse Tenant for all reasonable costs and expenses therefor within thirty (30) days after presentation of appropriate invoices and back-up documentation; provided, however, that the self-help rights of Tenant set forth in this Section 7 shall only apply to any entity or individual who succeeds to the rights of BV DFWA I, LP in and to this Lease and shall in no way be deemed to apply to BV DFWA I, LP or its affiliates.
     8. Insurance and Taxes.
          8.1. Subject to Tenant’s obligation to pay to Landlord Tenant’s Share of the Reimbursable Expenses, Landlord covenants and agrees to maintain standard fire and extended coverage insurance covering the Building (exclusive of any of Tenant’s fixtures, furnishings, and equipment attached thereto or located thereon) in an amount not less than the replacement cost thereof.
          8.2. Subject to Tenant’s obligation to pay to Landlord Tenant’s Share of the Reimbursable Expenses, Landlord agrees to pay before they become delinquent all Taxes; provided, however, Landlord may (in its own name or in the name of both Landlord and Tenant as Landlord may deem appropriate) dispute and contest the same, and in such case such disputed item need not be paid until finally adjudged to be valid and any right to appeal has lapsed. At the conclusion of such contest, Landlord shall pay the items contested to the extent that they are held valid, together with all items, court costs, interest, and penalties relating thereto. If the Taxes levied against the Premises are increased as a result of any alterations, additions, or improvements made by Tenant or by Landlord at the request of Tenant, Tenant shall pay to Landlord upon demand, as Additional Rent, the amount of the increase and continue to pay the increase during the Term.
     9. Improvements; Alterations; Tenant’s Maintenance and Repair Obligations.
          9.1. Improvements; Alterations; Signs. Improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord. Landlord shall not unreasonably withhold, condition or delay such approval. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or delayed. Tenant shall have no right to install signs upon the exterior of the Building or elsewhere at the Project except as approved in writing by Landlord in its reasonable discretion. All signs must be constructed and affixed in compliance with Laws. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. Notwithstanding anything herein to the contrary, Tenant shall be permitted to make additions, alterations and improvements to the Premises without Landlord’s consent provided that the cost of such additions, alterations and improvements do not exceed $25,000 and shall not affect or alter the structural integrity of the Premises.
          9.2. Repairs; Maintenance. Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all portions of the Premises, Tenant’s Off-Premises Equipment and all areas, improvements and systems exclusively serving the Premises including but not limited to loading docks, sump pumps, dock wells, dock equipment and loading areas, dock doors, dock seals, overhead doors, dock levelers and similar leveling equipment, plumbing, water, and sewer lines up to points of common connection within the Premises, entries, doors, ceilings, windows, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems, and other building and mechanical systems exclusively serving the Premises. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Term. The term “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the

Texas Industrial Lease — American Locker Group, Inc.	6
2701 Regent, Suite 200, DFW Airport, Texas

Premises). Landlord may perform Tenant’s maintenance obligations at Tenant’s cost. Tenant shall repair or replace, subject to Landlord’s direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make such repairs or replacements within 30 days after the occurrence of such damage, then Landlord may make the same at Tenant’s cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant’s expense, rather than having Tenant repair such damage. The cost of all maintenance, repair or replacement work performed by Landlord under this Section 9 shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor. Notwithstanding anything to the contrary contained in this Lease, Landlord shall deliver the heating, ventilation and air conditioning systems that serve the Premises in good working order and condition as of the Commencement Date, and shall warranty such items for the first twelve (12) months of the Term; provided, however, Tenant’s sole remedy for any breach of the above warranty shall be that Landlord, for the first twelve (12) months of the Term only, at its sole cost and expense, will make all necessary repairs, replacements, and corrections of any nature or description to such systems without limitation unless said repairs, replacements or corrections are due to Tenant’s failure to cause routine maintenance to be performed thereon as required in this Section 9.2. During the 13th through 36th months of the Term, Tenant shall repair the heating, ventilation and air conditioning units serving the Premises (“HVAC”) to the extent such maintenance and repair costs do not exceed $1,000.00 per unit per year at any one time. Any repairs required for the HVAC in excess of $1,000.00 per unit per year at any one time during said period shall be the responsibility of Landlord, unless such repairs are directly attributable to the negligence or misconduct of Tenant or if Tenant fails to maintain a service contract on the HVAC units. Landlord shall only be responsible for payment above said $1,000.00 per unit per year cap. During the period from the 37th month through the end of the Term, Tenant shall be solely responsible for the HVAC and Landlord shall have no obligation during said period. Landlord’s obligation with regard to this Section 9.2 shall become null and void as it pertains to any replacement unit during the Term.
          9.3. Performance of Work. All work described in this Section 9 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord’s property management company and Landlord’s asset management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including but not limited to the Premises, the Building’s Structure and the Building’s Systems). All such work which may affect the Building’s Structure or the Building’s Systems must be approved by the Building’s engineer of record, if any, at Tenant’s expense and, at Landlord’s election, must be performed by Landlord’s usual contractor for such work. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor, and no such work will be permitted if it would void or reduce the warranty on the roof; provided, however, that Landlord acknowledges that Tenant shall have the right to install a powder coating line in the Premises that will require access to natural gas and roof penetration(s).
          9.4. Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including but not limited to expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or

Texas Industrial Lease — American Locker Group, Inc.	7
2701 Regent, Suite 200, DFW Airport, Texas

Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including but not limited to attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.
          9.5. Janitorial Services. Tenant, at its sole expense, shall provide its own janitorial services to the Premises and shall maintain the Premises in a clean and safe condition. Tenant shall procure adequate dumpsters and/or other trash and garbage receptacles for the Premises and shall store all trash and garbage within such receptacles in the area designated from time to time by Landlord and shall, at its sole expense, arrange for the regular pickup of such trash and garbage at times, and pursuant to reasonable regulations, established by Landlord from time to time.
     10. Inspection. Landlord and Landlord’s agents and representatives shall have the right to enter and inspect the Premises upon reasonable notice and during reasonable business hours, other than in the case of an emergency when no notice shall be required, for the purpose of (i) ascertaining the condition of the Premises, (ii) in order to make such repairs as may be required to be made by Landlord under the terms of this Lease and (iii) for the purpose of showing the Premises and the Building to prospective purchasers. During the period that is six (6) months prior to the end of the Term hereof, Landlord and Landlord’s agents and representatives shall have the right to enter the Premises at any time upon reasonable notice and during reasonable business hours for the purpose of showing the Premises to prospective tenants and shall have the right to erect on the Premises a sign indicating that the Premises are for sale or lease.
     11. Utilities. Landlord agrees to provide such water, electricity, telephone, and other utility service connections into the Premises as may be presently in place. Tenant shall pay all charges incurred for any utility services used on or from the Premises and any maintenance charges for utilities, shall be responsible for any costs associated in any manner with any additional utility connections to the Premises which Tenant may require, and shall furnish all electric light bulbs and tubes. Such payments shall be made directly to the supplier of any utility separately metered (or submetered) to the Premises, or to Landlord if any such utilities are not separately submetered or metered. Landlord shall calculate the cost of Tenant’s portion of any such utilities on such equitable basis as may be determined by Landlord with respect to any such utilities. Tenant shall pay to Landlord within 30 days after receipt of an invoice therefor, the cost of such service, based on rates charged by the utility company furnishing such service, including but not limited to all fuel adjustment charges, demand charges and taxes. Unless otherwise required by law, Landlord is the party entitled to designate non-electric utility and telecommunication service providers to the Building. Landlord shall in no event be liable for any interruption or failure of utility or telecommunication services on the Premises, except if such failure or interruption is caused by the gross negligence or willful misconduct of Landlord or its agents.
     12. Assignment and Subletting. Tenant shall not, without the prior written consent of Landlord, (a) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (b) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (c) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (d) sublet any portion of the Premises, (e) grant any license, concession, or other right of occupancy of any portion of the Premises, or (f) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 12(a) through 12(f) being a “Transfer”). Landlord agrees that it will not unreasonably withhold, condition or delay such consent; however, in determining whether or not to grant its consent, Landlord shall be entitled to take into consideration factors such as Landlord’s desired tenant mix, the reputation and net worth of the proposed transferee, the then current market conditions, and the compliance of the proposed transferee with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including but not limited to those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including but not limited to the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto. Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references

Texas Industrial Lease — American Locker Group, Inc.	8
2701 Regent, Suite 200, DFW Airport, Texas

sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Tenant shall reimburse Landlord immediately upon request for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. Tenant shall pay to Landlord, immediately upon receipt thereof, the excess of (1) all compensation received by Tenant for a Transfer less the costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby. Notwithstanding the foregoing, however, Landlord acknowledges and agrees that, without the consent of Landlord, Tenant may assign or sublease its interest under this Lease to (i) an entity controlled by, controlling, or under common control with Tenant or (ii) an entity acquiring or succeeding to substantially all of the business of Tenant by merger, spin-off, reorganization, consolidation, acquisition or otherwise (provided any such successor entity shall have a net worth equal to or greater than the net worth of Tenant at the time of the date of execution of this Lease or at the time of such assignment, whichever is greater)(all of the foregoing, a “Permitted Transfer”), subject to the following conditions precedent: (a) Tenant shall not be in default under this Lease beyond any applicable notice and cure period provided for in this Lease; (b) a fully executed copy of an assignment or sublease, including the assumption of this Lease by the assignee or acceptance of the sublease by sublessee, in form reasonably acceptable to Landlord, and such other information regarding the assignment or sublease as Landlord may reasonably request, shall have been delivered to Landlord; (c) the Premises shall continue to be operated solely for the use specified in Section 6 of this Lease or other use acceptable to Landlord in its sole discretion; (d) Tenant shall pay all costs reasonably incurred by Landlord in connection with such assignment or subletting, including without limitation, reasonably attorneys’ fees; and (e) Tenant acknowledges (and, at Landlord’s request, at the time of such assignment or subletting shall confirm) that in each instance Tenant shall remain liable for performance of the terms and conditions of this Lease despite such assignment or subletting.
     13. Fire and Casualty Damage.
          13.1. If the Premises should be damaged or destroyed by fire, tornado, or other casualty, Tenant shall give immediate written notice thereof to Landlord.
          13.2. If the Premises or the Building should be totally destroyed by fire, tornado, or other casualty, or if either should be so damaged that rebuilding or repairs cannot be completed within 200 days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.
          13.3. If the Premises or the Building should be damaged by fire, tornado, or other casualty, but only to such extent that rebuilding or repairs can be completed within 200 days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall not terminate, but Landlord shall, at its sole cost and expense, proceed with reasonable diligence to rebuild and repair such Building to substantially the condition in which it existed prior to such damage, except that (i) Landlord shall not be required to so rebuild or repair if less than twelve (12) months remain in the Term hereof after the expiration of such 200-day period, (ii) Landlord shall not be required to rebuild, repair, or replace any part of the partitions, fixtures, and other improvements which may have been placed on the Premises by Tenant, and (iii) so long as Landlord has complied with the provisions hereof relating to insurance coverage, Landlord shall not be obligated to expend any funds in excess of available insurance proceeds attributable to such damage in rebuilding the Premises. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period the Premises are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In the event that Landlord should fail to complete such repairs and rebuilding within 200 days after the date upon which Landlord is notified by Tenant of such damage, Tenant may, at its option, terminate this Lease by delivering written notice of termination to Landlord within thirty (30) days after the expiration of such 200-day period, as Tenant’s exclusive remedy, whereupon all rights and obligations hereunder shall cease and terminate.
          13.4. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant, whereupon all rights and obligations hereunder shall cease as of the date of the occurrence of such damage.

Texas Industrial Lease — American Locker Group, Inc.	9
2701 Regent, Suite 200, DFW Airport, Texas

          13.5. Any insurance which may be carried by Landlord or Tenant against loss or damage to the buildings and other improvements situated on the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.
     14. Insurance; Waivers; Subrogation; Indemnity.
          14.1. Tenant’s Insurance. Effective as of the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (1) commercial general liability insurance in amounts of $2,000,000 per occurrence or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require, insuring Tenant, Landlord, Landlord’s property management company, Landlord’s asset management company (if any) and, if requested in writing by Landlord, Landlord’s agents, Landlord’s mortgagee and their respective Affiliates against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, (2) All Risk/Special Form Property insurance covering the full value of Tenant’s property and improvements, and other property (including property of others) in the Premises or the Project (including but not limited to Tenant’s Off-Premises Equipment), (3) contractual liability insurance sufficient to cover Tenant’s indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant’s commercial general liability insurance policy), and (4) worker’s compensation insurance, to the extent required by applicable Laws. The term “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls is controlled by, or is under common control with the party in question. Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least 15 days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies with a Best’s rating of A-IX or better, reasonably satisfactory to Landlord. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 10% of such cost.
          14.2. No Subrogation; Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is recovered under any insurance policy of the types described in this Section 14 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, regardless of whether the negligence of any party caused such loss in whole or in part. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.
          14.3. Indemnity. Subject to Section 14.2, Tenant shall defend, indemnify, and hold harmless Landlord (including without limitation all its affiliates, subsidiaries and associated companies, successors and assigns) and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including but not limited to reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss or loss of use of, any property or inconvenience (a “Loss”) (1) occurring in or on the Project (other than within the Premises) to the extent caused by the negligence or willful misconduct of any Tenant Party, (2) occurring in the Premises, or (3) arising out of the use of the Premises or the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including but not limited to Tenant’s Off-Premises Equipment. It being agreed that clauses (2) and (3) of this indemnity are intended to indemnify Landlord and

Texas Industrial Lease — American Locker Group, Inc.	10
2701 Regent, Suite 200, DFW Airport, Texas

its agents against the consequences of their own negligence or fault, even when Landlord or its agents are jointly, comparatively, contributively, or concurrently negligent with Tenant, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Landlord or its agents; however, such indemnity shall not apply to the gross negligence or willful misconduct of Landlord and its agents. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.
     15. Condemnation.
          15.1. If the whole or any substantial part of the Premises or the Building or Land upon which the Premises are located should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or conveyed in lieu thereof (a “Taking”), this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective as of the date of such Taking. For the purposes hereof “substantial part of the Premises” shall be deemed to mean such portion of the Premises the loss of which would, in Landlord’s reasonable opinion, materially lessen the usefulness of the Premises to Tenant for the purposes for which Tenant is then using the Premises.
          15.2. If less than a substantial part of the Premises or the Building or Land upon which the Premises becomes subject to a permanent Taking, this Lease shall not terminate, but the Rent payable hereunder during the unexpired portion of this Lease shall be reduced on a reasonable basis as to the portion of the Premises rendered untenantable by the Taking.
          15.3. In the event of any such Taking, Landlord shall receive the entire award or other compensation for the Land, Building and other improvements taken; however, Tenant may separately pursue a claim (provided it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business and other claims it may have.
     16. Holding Over. Should Tenant, or any of its successors in interest, hold over the Premises, or any part thereof, after the expiration of the Term, as the Term may be renewed or extended, unless otherwise agreed in writing, such holding over shall constitute and be construed as creating a month-to-month tenancy only, terminable at the will of Landlord, at a rental equal to the then current rental for the first thirty (30) days after the expiration of the Term, and thereafter the greater of (a) the then fair market rental value of the Premises or (b) the total rental payable for the last month of the Term plus fifty percent (50%) of such amount, payable in full on the first day on which Tenant holds over and on the first day of each month thereafter during such holdover period. The inclusion of the preceding sentence shall not be construed as Landlord’s permission for Tenant to hold over. In addition, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including but not limited to reasonable attorney’s fees) and liability resulting from such holdover, including but not limited to any claims made by any succeeding tenant founded upon Tenant’s failure to vacate the Premises upon expiration of the Term, as it may be renewed or extended, and any lost profits to Landlord resulting therefrom.
     17. Environmental Requirements.
          17.1. Prohibition against Hazardous Materials. Except for Hazardous Materials contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes, and those materials expressly permitted in accordance with Exhibit H attached hereto and made a part hereof (the “Permitted Materials”), Tenant shall not, nor shall it permit or cause any party to, bring any Hazardous Materials upon the Premises or in the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Materials on or from the Premises or the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises or in the Project. Tenant shall promptly notify Landlord of any spill, release, discharge or disposal of Hazardous Materials at, on, under or from the Premises or Property in violation of any Environmental Requirements, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or the Project of any Environmental Requirement.

Texas Industrial Lease — American Locker Group, Inc.	11
2701 Regent, Suite 200, DFW Airport, Texas

          17.2. Environmental Requirements. The term “Environmental Requirements” means all Laws regulating or relating to health, safety, or environmental conditions at, on, in, under, or about the Premises or the Project or the environment or natural resources, including but not limited to the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto, and any common or civil law obligations including but not limited to nuisance or trespass, and any other requirements of Section 22 and Exhibit C of this Lease. The term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including but not limited to any solid or hazardous waste, hazardous substance, asbestos, petroleum (including but not limited to crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including but not limited to the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises or the Project by a Tenant Party and the wastes, by-products, or residues generated, resulting, or produced therefrom.
          17.3. Removal of Hazardous Materials. Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by a Tenant Party onto or from the Premises or the Project, in a manner and to a level satisfactory to Landlord in its sole discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or the Project or require the recording of any deed restriction or notice regarding the Premises or the Project. Tenant shall perform such work at any time during the period of this Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease (including without limitation Section 19.3) or at law or equity (including but not limited to an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including but not limited to any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises or the Project without the written approval of the Landlord.
          17.4. Indemnity.
               17.4.1. Tenant’s Indemnity. Tenant shall indemnify, defend, and hold Landlord (including without limitation all its affiliates, subsidiaries and associated companies, successors and assigns) harmless from and against any and all losses (including but not limited to diminution in value of the Premises or the Project and loss of rental income from the Project), liabilities (INCLUDING BUT NOT LIMITED TO ANY STRICT LIABILITY), claims, demands, actions, suits, damages (including but not limited to punitive damages), expenses (including but not limited to remediation, removal, repair, corrective action, or cleanup expenses), and costs (including but not limited to actual attorneys’ fees, consultant fees or expert fees and removal or management of any asbestos brought into the Premises or the Project or disturbed in breach of the requirements of this Section 17, regardless of whether such removal or management is required by Law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this Section 17 by a Tenant Party regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Section 17 shall survive any expiration or termination of this Lease.
          17.5. Inspections and Tests. Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 17, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or

Texas Industrial Lease — American Locker Group, Inc.	12
2701 Regent, Suite 200, DFW Airport, Texas

release or threat of release of any Hazardous Materials onto or from the Premises or the Project. Tenant shall, within five days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises or the Project. Upon request, Tenant shall provide Landlord with an inventory of Hazardous Materials located at, on or in the Premises and copies of any Material Safety Data Sheet in Tenant’s possession required by any Environmental Requirement or related to any Hazardous Material.
          17.6. Tenant’s Financial Assurance in the Event of a Breach. In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Section 17 that is not cured within 30 days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Section 17 are in addition to and not in lieu of any other provision in this Lease. Tenant’s obligations under this Section 17 shall also apply to the areas where Tenant’s Off-Premises Equipment is located.
     18. Events of Default. Each of the following events shall be deemed to be an “Event of Default” by Tenant under this Lease:
          18.1. The failure of Tenant to pay any installment of Rent payable under this Lease, or failure to perform or discharge any other obligation or liability of Tenant under this Lease requiring the payment of money, within ten (10) days after such payment is due.
          18.2. Tenant’s becoming insolvent or making a transfer in fraud of creditors or an assignment for the benefit of creditors.
          18.3. The filing by Tenant of a petition under any section or chapter of the Bankruptcy Code or under any present or future bankruptcy, insolvency, or similar law or statute of the United States or any state thereof heretofore or hereinafter enacted; or the filing of such a petition against Tenant involuntarily if such petition is not withdrawn or otherwise removed within sixty (60) days of its being filed; or the adjudication of Tenant as bankrupt or insolvent in proceedings filed against Tenant thereunder.
          18.4. The appointment of a receiver, trustee, or custodian for, or the taking possession by such a receiver, trustee, or custodian of, all or substantially all of the assets of Tenant.
          18.5. Abandonment or vacation by Tenant of any substantial portion of the Premises, but only if Tenant has stopped paying Rent, or is otherwise not in compliance with the terms of the Lease.
          18.6. Failure by Tenant to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages required by Section 14.1 of this Lease.
          18.7. Failure by Tenant to pay and release of record or diligently contest and bond around any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished or obligation incurred by or at the request of Tenant within the time and manner required by Section 9.4.
          18.8. Failure by Tenant to comply with any term, provision, or covenant of this Lease or to discharge any obligation or liability under this Lease not involving the payment of money, and the failure to cure any such failure within thirty (30) days after written notice thereof to Tenant, provided that if such default is not susceptible to cure within thirty (30) days, Tenant shall be deemed to have cured such default if Tenant has commenced efforts to cure such default within such thirty (30) day period and diligently pursues and completes such curative actions within a reasonably prompt period of time thereafter.
     19. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

Texas Industrial Lease — American Locker Group, Inc.	13
2701 Regent, Suite 200, DFW Airport, Texas

          19.1. Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 19.3, and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal, Southwest Edition, in its listing of “Money Rates” minus one percent, minus (B) the then present fair rental value of the Premises for such period, similarly discounted;
          19.2. Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 19.1, and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 19.2. If Landlord elects to proceed under this Section 19.2, it may at any time elect to terminate this Lease under Section 19.1;
          19.3. Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), an administrative fee equal to 15% of such expenses, plus interest on such expenses and fees at the Default Rate;
          19.4. Suspension of Services. Suspend any services required to be provided by Landlord hereunder without being liable for any claim for damages therefor; or
          19.5. Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.
     20. Payment by Tenant; Non-Waiver; Cumulative Remedies.
          20.1. Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including but not limited to court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property, (3) repairing or restoring the Premises to the condition in which Tenant accepted the Premises, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant’s obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.
          20.2. No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in

Texas Industrial Lease — American Locker Group, Inc.	14
2701 Regent, Suite 200, DFW Airport, Texas

connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.
          20.3. Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including but not limited to reasonable attorneys’ fees) arising from Tenant’s failure to perform its obligations under this Lease.
     21. Mortgages/Ground Lease. Tenant accepts this Lease subject and subordinate to any and all mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon or any portion thereof; provided, however, that upon Tenant’s written request, Landlord shall use commercially reasonable efforts to obtain for the benefit of Tenant a non-disturbance agreement on Landlord’s Lender’s standard form. Notwithstanding the foregoing, the subordination of this Lease to future mortgages shall be subject to Tenant’s receipt of a non-disturbance agreement reasonably acceptable to Tenant which provides in substance that so long as Tenant is not in default under the Lease past applicable cure periods, its use and occupancy of the Premises shall not be disturbed notwithstanding any default of Landlord under such mortgage. Subject to the foregoing, Tenant shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage. Tenant acknowledges that this Lease is subject and subordinate to the Lease Agreement dated May 27, 2004 (the “Ground Lease”). Tenant accepts this Lease subject to all of the terms and conditions of the Ground Lease and covenants that it will do no act or thing which would constitute a violation of the provisions of the Ground Lease attached hereto as Exhibit G with respect to the Premises or the use thereof. The effectiveness of this Lease is conditioned upon Landlord’s receipt of any required consents under the Ground Lease. Landlord and Tenant shall use commercially reasonable efforts to obtain from the prime landlord under the Ground Lease and have delivered to Tenant a non-disturbance agreement in the form of such prime landlord under the Ground Lease. If Landlord fails to obtain any required consents under the Ground Lease, Landlord shall refund to Tenant any prepaid rent and Security Deposit paid by Tenant to Landlord.
     22. Rules and Regulations. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit C, as amended from time to time by Landlord. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.
     23. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project.
     24. Notices. Each provision of this instrument or of any applicable governmental laws, ordinances, regulations, and other requirements with reference to the sending, mailing, or delivery of any notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing, or delivery of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:
          24.1. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address for payment of Rent hereinbelow set forth or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.
          24.2. All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address hereinbelow set forth, or at such other address as Tenant may specify from time to time by written notice delivered in accordance herewith.
          24.3. Any notice or document required or permitted to be delivered hereunder (collectively called “Notices”) must be in writing to be effective. Any Notice, other than a payment, which shall be deemed received only when actually received, that is addressed to the party for whom it is intended at its address specified for the receipt of Notices (which is currently the address set forth below) will be deemed to have been given or made, whether actually received or not, on the second Business Day after the date it is deposited in the United States mail, postage prepaid, certified, return receipt

Texas Industrial Lease — American Locker Group, Inc.	15
2701 Regent, Suite 200, DFW Airport, Texas

requested. Any party may change its address for the receipt of Notices by Notice in accordance with this Section 24. Notices given otherwise than in accordance with this Section 24, including but not limited to Notices given by facsimile or e-mail, will be effective upon receipt. The current addresses of the parties for Notices are as follows:

LANDLORD: Address for Payment of Rent:	BV DFWA I, LP c/o Bank of America P.O. Box 840583 Dallas, Texas 75284-0583

Address for Notices and All Other Correspondence:	Industrial Properties Corporation 16479 Dallas Parkway, Suite 500 Addison, Texas 75001 Attention: Lee Halford, Jr. Telephone: 972-447-2500 Telecopy: 972-447-2659

TENANT:	American Locker Group, Inc. 2701 Regent Boulevard, Suite 200 DFW Airport, Texas 75261 Attention: Paul Zaidins Telephone: 817-722-0131 Telecopy: 817-722-0100

ADDITIONAL NOTICE ADDRESS:	Hallett & Perrin, P.C. 2001 Bryan Street, Suite 3900 Dallas, Texas 75093 Attention: Michael Franklin Telephone: 214-922-4173 Telecopy: 214-922-4170
If and when included within the term “Landlord,” as used in this instrument, there are more than one person, firm, or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying an individual at a specific address for the receipt of notices and payments to Landlord; if and when included within the term “Tenant,” as used in this instrument, there are more than one person, firm, or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying an individual at a specific address for the receipt of notices and payments to Tenant. All parties included within the terms “Landlord” and “Tenant,” respectively, shall be bound by notices given in accordance with the provisions of this Section 24 to the same effect as if each had received such notice.
     25. Miscellaneous.
          25.1. Gender. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context otherwise requires.
          25.2. Successors and Assigns. The terms, provisions, covenants, and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors, and permitted assigns, except as otherwise herein expressly provided.
          25.3. Captions. The captions are inserted in this Lease for convenience only and in no way define, limit, or describe the scope or intent of this Lease, or any provision hereof, nor in any way affect the interpretation of this Lease.

Texas Industrial Lease — American Locker Group, Inc.	16
2701 Regent, Suite 200, DFW Airport, Texas

          25.4. Estoppel Certificates. Tenant agrees, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, the date to which Rent has been paid, the unexpired Term, and such other matters pertaining to this Lease as may be reasonably requested by Landlord. Landlord agrees, within thirty (30) days after request of Tenant, which request shall not occur more than twice annually, to deliver to Tenant, or Tenant’s designee, an estoppel certificate on Landlord’s form stating that this Lease is in full force and effect, the date to which Rent has been paid, and the unexpired Term.
          25.5. Financial Statements. No more than once annually, within ten (10) business days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant, or any assignee, subtenant, or guarantor of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by the lender to facilitate the financing or refinancing of the Building and Land. Tenant represents and warrants to Landlord that each financial statement is a true, complete, and accurate statement as of the date of the statement. All financial statements will be confidential and will be used only for the purposes set forth in this Lease.
          25.6. Written Modifications. This Lease may not be altered, changed, or amended except by an instrument in writing executed by Landlord and Tenant.
          25.7. Entire Agreement. This instrument, including all Exhibits and Riders which are attached hereto, constitutes the entire agreement between Landlord and Tenant. No prior written or prior or contemporaneous oral statements, promises, or representations shall be binding.
          25.8. Severability. If any provision of this Lease shall ever be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of the Lease, but such other provisions shall continue in full force and effect.
          25.9. Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.
          25.10. Interpretation. The parties acknowledge that each party and its counsel has reviewed and had the opportunity to negotiate revisions to this Lease, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any amendments, annexes, or exhibits hereto.
          25.11. Time is of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Lease.
          25.12. Landlord’s Default. In the event of any act or omission by Landlord which would give Tenant the right to damages from Landlord or the right to terminate this Lease by reason of a constructive or actual eviction from all or part of the Premises or otherwise, Tenant shall not sue for such damages or exercise any such right to terminate until (a) it shall have given written notice of such act or omission to Landlord and provided that a non-disturbance agreement has been executed by Landlord’s lender, to the holder(s) of the indebtedness or other obligations secured by any mortgage or deed of trust affecting the Premises, and (b) thirty (30) days shall have elapsed following the giving of such notice, and during which time Landlord and such holder(s) or either of them, their agents, or employees, shall be entitled to enter upon the Premises and do therein whatever may be necessary to remedy such act or omission.
          25.13. Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.
          25.14. Landlord’s Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of

Texas Industrial Lease — American Locker Group, Inc.	17
2701 Regent, Suite 200, DFW Airport, Texas

Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. The provisions of this Section shall survive any expiration or termination of this Lease. Additionally, Tenant hereby waives its statutory lien under Section 91.004 of the Texas Property Code.
          25.15. Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.
          25.16. Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than NAI Robert Lynn Company (“Landlord’s Broker”), whose commission shall be paid by Landlord pursuant to a separate written agreement and Transwestern (“Tenant’s Broker”), whose commission shall be paid by Landlord’s Broker pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.
          25.17. Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.
          25.18. Water or Mold Notification. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.
          25.19. Joint and Several Liability. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including but not limited to payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.
          25.20. Telecommunications. Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications from the Building to any other location without Landlord’s prior written consent. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.
          25.21. Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent; however, Tenant may disclose the terms and conditions of this Lease to its attorneys, accountants, employees and existing or prospective financial partners provided same are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure) and Tenant may disclose the terms and conditions of this Lease to the extent that such disclosure is required from a publicly-traded company by any governmental authority, including but not limited to the SEC, or required by any applicable Laws. Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

Texas Industrial Lease — American Locker Group, Inc.	18
2701 Regent, Suite 200, DFW Airport, Texas

          25.22. Security Service. Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Building, Landlord is not providing any security services with respect to the Premises or Tenant’s Off-Premises Equipment and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any area where Tenant’s Off-Premises Equipment is located or any other breach of security with respect to the Premises or Tenant’s Off-Premises Equipment.
          25.23. Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of OFAC of the Department of the Treasury (including but not limited to those named on OFAC’s Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including but not limited to the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.
          25.24. Determination of Charges. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including but not limited to provisions regarding Additional Rent and Tenant’s Proportionate Share of Taxes and Operating Costs) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.
          25.25. Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.
          25.26. Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.
          25.27. Subordination of Landlord’s Lien. Landlord shall be entitled to any available statutory lien or security interest in any personal property or trade fixtures of Tenant located on the Premises. Notwithstanding the foregoing, upon Tenant’s request, Landlord shall subordinate its security interest and landlord’s lien to the security interest of Tenant’s supplier or institutional financial source by executing and delivering Landlord’s then-current form of Subordination of Landlord’s Lien.
     26. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean condition, reasonable wear and tear excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Additionally, at Landlord’s option, Tenant shall remove such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including but not limited to Tenant’s Off-Premises Equipment) as Landlord may request together with all signs affixed by Tenant to the exterior of the Building or elsewhere at the Project (as well as lettering installed by Tenant on sign panels installed by Landlord); however, Tenant shall not be required to remove any addition or improvement to the Premises or the Project if Landlord has specifically agreed in writing that the improvement or addition in question need not be removed. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this Section 26 shall survive the end of the Term.

Texas Industrial Lease — American Locker Group, Inc.	19
2701 Regent, Suite 200, DFW Airport, Texas

     27. Parking. Tenant shall have the non-exclusive right, in common with other tenants of the Building to use such parking spaces associated with the Building as are allocated to Tenant by Landlord, which shall consist of a minimum of one hundred (100) parking spaces. Landlord shall use its reasonable discretion in allocating parking spaces to the tenants of the Building, taking into consideration all factors Landlord deems relevant, including but not limited to the density and type (e.g., office or industrial) of use conducted by the tenants of the Building in their respective premises. Landlord reserves the right to initiate steps to control the parking utilization through gates, access cards, hang-tags or other means as appropriate. Initially, Tenant shall have the non-exclusive right to use those vehicular parking spaces circled on Exhibit E hereto. Parking spaces will be available to Tenant without charge during the initial Term. Landlord shall not be responsible for enforcing Tenant’s parking rights against third parties.
     28. List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.
Exhibit A — Outline of Premises
Exhibit B — Description of the Land
Exhibit C — Building Rules and Regulations
Exhibit D — Tenant Finish-Work: Work of Limited Scope
Exhibit E — Parking
Exhibit F — Option to Extend
Exhibit G — Ground Lease
Exhibit H — Permitted Materials
[SIGNATURE PAGE FOLLOWS]

Texas Industrial Lease — American Locker Group, Inc.	20
2701 Regent, Suite 200, DFW Airport, Texas

     EXECUTED the 16th day of November, 2010.

LANDLORD:	BV DFWA I, LP, a Texas limited partnership

	By:	CH REALTY III/DFE INDUSTRIAL HOLDINGS GP, L.L.C., a Delaware limited liability company, in its capacity as general partner

		By:	CH REALTY INVESTORS III, L.P., a Delaware limited partnership, in its capacity as sole member and manager

			By:	MF FUNDING, INC., a Delaware corporation, in its capacity as general partner

By:	/s/ Lee Halford, Jr. Lee Halford, Jr.
Printed Name
Its:	Vice President Title

TENANT:	AMERICAN LOCKER GROUP, INC., a Delaware corporation

	By:	/s/ Paul M Zaidins Paul M Zaidins
Printed Name
	Its:	President Title

Texas Industrial Lease — American Locker Group, Inc.	21
2701 Regent, Suite 200, DFW Airport, Texas

EXHIBIT A
PREMISES

Texas Industrial Lease — American Locker Group, Inc.	22
2701 Regent, Suite 200, DFW Airport, Texas

EXHIBIT B
LAND
BEING a 23.103 acre tract of land situated in the Heirs of Joel Wilson Survey, Abstract No. 1555, the S.A. & M.G.R.R. Survey, Abstract No. 1439, the Singleton Thompson Survey, Abstract No. 1733, and the William Russell Survey, Abstract 1728, Dallas County, Texas, said tract being a portion of that certain tract of land known as Dallas Fort Worth International Airport, comprised in part by the following tracts of land: A 72.668 acre tract of land, known as Tract No. 1, described in a Deed from Samuel Darnell Deroulac, Devisee Under the Will of Maymie Darnell Lammers to the City of Dallas, as recorded in Volume 69098, Page 1727 of the Deed Records of Dallas County, Texas, (DRDCT): A 25.33 acre tract of land, described in a Deed from Ed E. Sammons and wife, Bonnie P. Sammons to the City of Dallas, as recorded in Volume 69060, Page 1955, DRDCT: A 40.96 acre tract of land, described in Deed from George Andrew Dimsdale, Individually and as Trustee for the use and benefit of Todd A. Dimsdale, Steven P. Dimsdale, Amy Jo Dimsdale and Sam W. Dimsdale under the terms of a Trust Agreement dated January 6th, 1970, to the City of Dallas, as recorded in Volume 70063, Page 1133, DRDCT: a 8.08 acre tract of land, described in a Deed from Bryan Thomas Snowden and wife, Margie Louise Snowden to the City of Dallas, as recorded in Volume 69092, Page 1614 of DRDCT: A 5.162 acre tract, described in a Deed from Glynn S. Butler and wife, M. Janice Butler to the City of Dallas, as recorded in Volume 69153, Page 1879, DRDCT: said 23.103 tract of land being more particularly described as follows:
BEGINNING at a 5/8 inch iron rod capped “DFW Boundary” set (DFW Surface 88 Coordinate — Northing 1,029,727.6477, Easting 421,208.6371) for the Southeast corner of the herein described tract, said corner being on the North right-of-way (ROW) line of Regent Boulevard a 120 foot ROW, and the same being a point on a non-tangent curve to the left, from which the point of intersection of the extended centerline of Trade Avenue and the Northerly right-of-way line of Regent Boulevard bears South 56 degrees 28 minutes 31 seconds East a distance of 160.49 feet;
THENCE, Northwesterly, along and with the Northerly right-of-way line of said Regent Boulevard and said curve to the left, having a radius of 2060.50 feet, a central angle of 09 degrees 27 minutes 47 seconds, a long chord that bears North 63 degrees 00 minutes 32 seconds West, 339.93 feet, an arc distance of 340.32 feet to a 5/8 inch iron rod capped “DFW Boundary” set (DFW Surface 88 Coordinate — Northing 1,029,881.9269, Easting 420,905.7300) for point of tangency;
THENCE North 67 degrees 44 minutes 26 seconds West, continuing along and with the Northerly right-of-way line of said Regent Boulevard, a distance of 1028.24 feet to a 5/8 inch iron rod set (DFW Surface 88 Coordinate Northing 1,030,271.4244, Easting 419,954.1172) for the Southwest corner of the herein described tract;
THENCE North 22 degrees 13 minutes 53 seconds East, leaving the Northerly right-of-way line of said Regent Boulevard, a distance of 735.23 feet to a 5/8 inch iron rod capped “DFW Boundary” set (DFW Surface 88 Coordinate — Northing 1,030,951.9977, Easting 420,232.2900) for the Northwest corner of the herein described tract, the same being the Southerly R.O.W. line of a Railroad Drill Tract 30 foot R.O.W. as described in a Resolution by Dallas/Fort Worth Regional Airport Board, Resolution No. 79-031 dated 8th day April, 1981;
THENCE South 67 degrees 40 minutes 25 seconds East, along and with the said South right of way line of said Drill Track, a distance of 1215.92 feet to a 5/8 inch iron rod capped “DFW Boundary” set (DFW Surface 88 Coordinate -Northing 1,030,490.0895, Easting 421,357.0616) for the point of curvature of a curve to the right;
THENCE Southeasterly, continuing along and with said Drill Track right of way, along and with said curve to the right, having a radius of 748.94 feet, a central angle of 11 degrees 38 minutes 23 seconds, a long chord that bears South 61 degrees 51 minutes 13 seconds East, 151.89 feet, an arc distance of 152.15 feet to a 5/8 inch iron rod capped “DFW Boundary” set (DFW Surface 88 Coordinate Northing 1,030,418.4409, Easting 421,490.9871) for Northeast corner of the herein described tract;
THENCE South 22 degrees 13 minutes 53 seconds West, a distance of 746.27 feet to the Point of Beginning, Containing 23.103 acres of land, more or less.

23

EXHIBIT C
BUILDING RULES AND REGULATIONS
     1. The following rules and regulations shall apply to the Premises, the Building, the parking areas associated therewith, and the appurtenances thereto:
     2. Sidewalks, doorways, vestibules, halls, stairways, loading dock areas and associated overhead doors, and other similar areas (each, to the extent applicable to the Project) shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.
     3. Plumbing (including but not limited to outside drains and sump pumps), fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.
     4. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building visible from the exterior of the Premises without the prior written consent of Landlord. Except as consented to in writing by Landlord or in accordance with Tenant’s building standard improvements, no draperies, curtains, blinds, shades, screens or other devices shall be hung at or used in connection with any window or exterior door or doors of the Premises. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors, or windows which might appear unsightly from outside the Premises.
     5. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.
     6. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them. Notwithstanding the foregoing, the regular noise and vibration associated with the punch presses, turret punch presses and air compressor are permitted by Landlord. Tenant shall not introduce, disturb or release asbestos or PCB’s into or from the Premises.
     7. Tenant shall not keep in the Building any flammable or explosive fluid or substance. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises without the prior written consent of Landlord. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building. Notwithstanding the foregoing, the natural gas fired dry/cure oven, wash line heater and parts cleaning tank are permitted by Landlord so long as Tenant’s use of such items otherwise complies with the terms and conditions of this Lease.
     8. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.
     9. Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.
     10. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver.

Texas Industrial Lease — American Locker Group, Inc.	24
2701 Regent, Suite 200, DFW Airport, Texas

     11. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.
     12. No birds or animals (other than seeing-eye dogs) shall be brought into or kept in, on or about any tenant’s premises. No portion of any tenant’s premises may at any time be used or occupied as sleeping or lodging quarters.
     13. Unless otherwise agreed in writing by Landlord, each tenant must contract for the removal of trash and other debris from its premises and provide a dumpster or other suitable trash receptacle adjacent to its premises for removal of trash; no trash or other debris may be left outside any tenant’s receptacle.
     14. Tenant shall not permit storage outside the Premises or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.
     15. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises.
     16. Tenant will not permit any Tenant Party to bring onto the Project any handgun, firearm or other weapons of any kind, illegal drugs or, unless expressly permitted by Landlord in writing, alcoholic beverages.

Texas Industrial Lease — American Locker Group, Inc.	25
2701 Regent, Suite 200, DFW Airport, Texas

EXHIBIT D
TENANT FINISH-WORK: WORK OF LIMITED SCOPE (NO PLANS)
(Landlord Performs the Work)
     1. Acceptance of Premises. Except as set forth in this Exhibit, Tenant accepts the Premises in their “AS-IS” condition on the date that this Lease is entered into; provided, however, that Landlord shall ensure that as of the Commencement Date, and for a period of thirty (30) days thereafter, all systems, including electrical, plumbing, overhead doors, dock equipment, fire protection sprinklers, exhaust fans, skylights, and windows are in good working condition, and the walls, windows, skylights, exterior doors and roof are all weather tight or will be made so by Landlord, at Landlord’s sole cost and expense, without offset against any allowance.
     2. Scope of Work. Landlord, at its sole cost and expense, shall perform the following work in the Premises (the “Work”):
X	Repaint the existing painted walls in the Premises with Building-standard paint in Tenant’s choice of color in Building-standard quantities.

X	Install Building-standard carpet in the Premises in Tenant’s choice of color.

X	Other (specify):
•	Replace fifteen (15) interior office doors with Building standard units.

•	Provide and install four (4) CFM roof mounted ventilation fans.

•	Provide and install approximately 150 T-5 joist mounted warehouse lights.

•	Provide and install one (1) Rite-Hite, model HVLSC, 4-blade, 24’ diameter warehouse fan.

•	Provide and install two (2) 6’ X 8’ dock levelers; capacity 15,000 lbs., manually operated.
Within three business days after the date of this Lease, Tenant shall select all Building-standard materials to be incorporated into the Work and give written notice of such selection to Landlord.
     3. Construction Allowance. Landlord shall provide to Tenant a construction allowance not to exceed $11,000.00 (the “Construction Allowance”) to be applied toward additional work in the Premises not covered in the Work above. The Construction Allowance shall not be disbursed to Tenant in cash, but shall be applied by Landlord to the payment of the additional work, if, as, and when the of the additional work is actually incurred and paid by Landlord. The Construction Allowance must be used (that is, the Work must be fully complete and the Construction Allowance disbursed) within six months following the date that Work commences or shall be deemed forfeited with no further obligation by Landlord with respect thereto, time being of the essence with respect thereto.
     4. Definitions. As used herein, a “Tenant Delay Day” means each day of delay in the performance of the Work that occurs (a) because Tenant fails to timely select Landlord’s standard finish-out materials to be incorporated into the Work (and notify Landlord thereof) or fails to timely furnish any other information or deliver or approve any required documents (whether preliminary, interim revisions or final), pricing estimates, construction bids, and the like, (b) because of any change requested by Tenant to the Work or to any design or space plans, (c) because Tenant fails to attend any meeting with Landlord, any design professional, or any contractor, or their respective employees or representatives, as may be required or scheduled hereunder or otherwise necessary in connection with the preparation or completion of any construction documents, or in connection with the performance of the Work, (d) because of any specification by Tenant of materials or installations in addition to or other than Landlord’s standard finish-out materials, or (e) because a Tenant Party otherwise delays completion of the Work. As used herein “Substantial Completion,” “Substantially Completed,” and any derivations thereof mean the Work in the Premises is substantially completed (as reasonably determined by Landlord) in

Texas Industrial Lease — American Locker Group, Inc.	26
2701 Regent, Suite 200, DFW Airport, Texas

substantial accordance with this Exhibit. Substantial Completion shall have occurred even though minor details of construction, decoration, landscaping and mechanical adjustments remain to be completed by Landlord.
     5. Warranties. LANDLORD MAKES NO EXPRESS OR IMPLIED WARRANTIES IN CONNECTION WITH ANY WORK TO BE PERFORMED BY LANDLORD IN THE PREMISES EXCEPT AS EXPRESSLY STATED IN THIS EXHIBIT. Landlord will perform the work in a good and workmanlike manner and will, upon Tenant’s written request, assign to Tenant (at no cost or expense to Landlord) any and all warranties Landlord receives from manufacturers and suppliers for equipment and other personalty installed pursuant hereto.

Texas Industrial Lease — American Locker Group, Inc.	27
2701 Regent, Suite 200, DFW Airport, Texas

EXHIBIT E
PARKING

01 SITE PLAN

CURRENT PARKING TABULATION
PARKING REQUIRED
- WAREHOUSE
- OFFICE
TOTAL PARKING REQUIRED
H.C. PARKING PROVIDED
REGULAR PARKING PROVIDED
TOTAL PARKING PROVIDED

Texas Industrial Lease — American Locker Group, Inc.	28
2701 Regent, Suite 200, DFW Airport, Texas

EXHIBIT F
OPTION TO EXTEND
1. Provided that Tenant is not in default under the terms of this Lease, either at the time of its exercise of the option herein provided or at the end of the Term provided in the Lease (or the end of the then current option period, if applicable), Tenant shall have two (2) consecutive options to extend this Lease for a period of five (5) years at the end of the primary term of the Lease. Each such option must be exercised by Tenant giving Landlord written Notice in accordance with the notice provisions of the Lease of its intention to exercise such option not less than 180 nor more than 270 days prior to the end of the primary term, or the previous option period, as the case may be.
2. For each option period exercised by Tenant in accordance herewith, the Lease shall be deemed extended and shall be continued in full force and effect with respect to every applicable term and condition contained therein, except that the Base Rent payable with respect to the Premises for such option period shall be as follows:
The Base Rent for the renewal term shall be based on the then prevailing rental rates for properties of equivalent quality, size, utility and location, with the length of the Term, the amount of any potential tenant improvement allowance required to be expended by Landlord, and credit standing of the Tenant, to be taken into account.
Upon notification from Tenant of the exercise of this renewal option, Landlord shall, within fifteen (15) days thereafter, notify Tenant in writing of the proposed Base Rent for the renewal term; Tenant shall, within fifteen (15) days following receipt of same, notify Landlord in writing of the acceptance or rejection of the proposed Base Rent.
3. In the event Tenant fails to exercise any option within the time and in the manner provided herein, such option, and all subsequent options, shall be deemed waived by Tenant and shall not be exercisable thereafter.
4. The option provided herein is for the sole benefit of Tenant (or any Affiliate of Tenant) and may not be exercised by any subtenant or assignee of Tenant, regardless of whether Landlord has consented to or approved such subletting or assignment. As used herein, the term “Affiliate” shall mean any entity that is controlled by, controlling, or under common control with, Tenant.

Texas Industrial Lease — American Locker Group, Inc.	29
2701 Regent, Suite 200, DFW Airport, Texas

EXHIBIT G
[GROUND LEASE]

Texas Industrial Lease — American Locker Group, Inc.	30
2701 Regent, Suite 200, DFW Airport, Texas

EXHIBIT H
PERMITTED MATERIALS
The following materials may be brought and used in the Premises (but not to exceed the following amounts), so long as (i) the materials are stored and used in accordance with all applicable Laws and Environmental Requirements; (ii) Tenant does not transfer materials from container to container; (iii) secondary containment is placed beneath any equipment using hydraulic oil or any other equipment that is observed by Landlord or its agents to be leaking; (iv) chemical containers that are fifty-five (55) gallons in size or larger used during production shall have secondary containment; (v) there is no exterior product or large metal scrap storage in or around the Premises; and (vi) Tenant notifies the applicable fire department of the storage of the following materials:
CHEMICALS — GRAPEVINE

DESCRIPTION	YEARLY QTY
CAL SOLVE 2365	20 GAL
CAL CLEAN 836	20 GAL
SODA ASH	20 GAL
72778 DEFOAMER	360 GAL
90517 FINAL RINSE	30 GAL
11817 COATER	600 GAL
70818 CLEANER BOOSTER	600 GAL
POLY-CUT COOLANT	330 GAL
DIESEL	10 GAL
MEK	10 GAL
TOUCH UP LIQUID PAINT — 10 OZ CAN	50 EA
TAPMATIC CUTTING FLUID	16 OZ
MD-20 CLEANING AGENT	25 GAL
SAE 80W90 EP GEAR LUBE	5 GAL
PUPLE LUBRICANT FOR SS	5 GAL
ONE GREASE — 12 OZ TUBE	30 EA
3M BRAND LIQUID STAINLESS STEEL CLEANER & POLISH — 10 OZ CAN	20 EA
CHEMICAL — LOCK SHOP

MANUFACTURER	DESCRIPTION	QTY PER YEAR
ENSIGN PRODUCTS	318 VERSATOIL	2 GAL.
FUCHS LUBRITECH	AIR LUBE 10W/NR	10 GAL.
MIDCO PRODUCTS	PRO MAGIC FOAMING COOLING COIL CLEANER	6 OZ.
CRC INDUSTRIES	DRY GLIDE #03044	10 OZ.
UNITED REFINING CO.	GASOLINE, REGULAR UNLEADED	50 GAL.
BIDALL	HAND CREAM BARRIER	13 OZ.
KENSOL	KX OXIDE RESISTOR	6 OZ.

Texas Industrial Lease — American Locker Group, Inc.	31
2701 Regent, Suite 200, DFW Airport, Texas

MANUFACTURER	DESCRIPTION	QTY PER YEAR
KENDALL	HYKEN 052 10W-20 TRACTOR TRANSMISSION/HYD. FLUID	1 QT.
KINZUA	KE-416 INSECT SPRAY	32 OZ.
KINZUA	KE-3026-B ANTI-SEIZE	4 OZ.
KINZUA	KE-107C GREEN APPLE AIR FRESHENER	28 OZ.
LPS LABORATORIES	TAPMATIC CUTTING FLUID	16 OZ.
HYDRO-BLAST	MD-20 CLEANING AGENT	25 LBS.
MOBILE LUBE	SAE 80W90 EP GEAR LUBE	1 QT.
MAGNAFLUX	SURFACE CONDITIONER #3132-T	2 OZ.
MOBILE OIL CO.	MOBILE GEAR 627 SPINDLE OIL	5 QT.
MOBILE OIL CO.	PRG-540-130 HYDRAULIC OIL	4 OZ.
RAMSEY GROUP	NEUTRA-CLEAN BATTERY CLEANER & NEUTRALIZER	1 QT.
BOSTIK	NEVER-SEIZE REGULAR GRADE	2 OZ.
NIAGARA LUBRICANT	0560 UNIVERSAL TRACTOR FLUID	.5 GAL.
OATEY	50/50 SOLID WIRE SOLDER	.25 LBS.
SLICK 50	ONE LUBE #43604128 AEROSOL	36 OZ.
MARTIN SENOUR PAINTS	QUICK DRY ALKYD ENAMEL DRESDEN BLUE	1 OZ.
MARTIN SENOUR PAINTS	QUICK DRY ALKYD ENAMEL POSTAL GRAY	1 OZ.
MARTIN SENOUR PAINTS	QUICK DRY ALKYD ENAMEL MARINE BLUE	1 OZ.
MARTIN SENOUR PAINTS	QUICK DRY ALKYD ENAMEL SMOKE GRAY	1 OZ.
MARTIN SENOUR PAINTS	QUICK DRY ALKYD ENAMEL SAND	1 OZ.
MARTIN SENOUR PAINTS	QUICK DRY ALKYD ENAMEL BLACK	1 OZ.
MARTIN SENOUR PAINTS	QUICK DRY ALKYD ENAMEL REGALIA BLUE	1 OZ.
MARTIN SENOUR PAINTS	QUICK DRY ALKYD ENAMEL CRIMSON RED	1 OZ.
MARTIN SENOUR PAINTS	QUICK DRY ALKYD ENAMEL CADET BLUE	1 OZ.
MARTIN SENOUR PAINTS	QUICK DRY ALKYD ENAMEL DESERT SAND	1 OZ.
RAABE CORPORATION	CHROME YELLOW TOUCH UP BOTTLE	1 OZ.
RAABE CORPORATION	SUNSET ORANGE TOUCH UP BOTTLE	1 OZ.
RAABE CORPORATION	SLATE TOUCH UP BOTTLE	1 OZ.
RAABE CORPORATION	COCOA TOUCH UP BOTTLE	1 OZ.
RAABE CORPORATION	SANDALWOOD TOUCH UP BOTTLE	1 OZ.
RAABE CORPORATION	ANTIQUE GOLD TOUCH UP BOTTLE	1 OZ.
RAABE CORPORATION	M10909AC ANTIQUE GOLD SPRAY PAINT	24 OZ.
RAABE CORPORATION	M10910AC SLATE GRAY SPRAY PAINT	24 OZ.
RAABE CORPORATION	COCOA SPRAY PAINT	12 OZ.
RAABE CORPORATION	M10911AC SMOKE GRAY SPRAY PAINT	12 OZ.
RAABE CORPORATION	96130004 DARK GREEN SPRAY PAINT	12 OZ.

Texas Industrial Lease — American Locker Group, Inc.	32
2701 Regent, Suite 200, DFW Airport, Texas

MANUFACTURER	DESCRIPTION	QTY PER YEAR
RAABE CORPORATION	M10902AC CHROME YELLOW SPRAY PAINT	12 OZ.
CUSTOM FINISHES INC.	CF-2003 LEMON SPRAY PAINT	12 OZ.
CUSTOM FINISHES INC.	CF-1176 CRIMSON RED SPRAY PAINT	12 OZ.
CUSTOM FINISHES INC.	CF-1238 DESERT TAN SPRAY PAINT	12 OZ.
CUSTOM FINISHES INC.	CF-1224 TROPIC SAND SPRAY PAINT	12 OZ.
CUSTOM FINISHES INC.	CF-1223 NBU GRAY SPRAY PAINT	12 OZ.
CUSTOM FINISHES INC.	CF-1175 SANDALWOOD SPRAY PAINT	12 OZ.
RELTON CORPORATION	RAPID TAP	16 OZ.
APPLIED RESEARCH	SUPERBRUTE INDUSTRIAL CLEANER & DEGREASER	10 GAL.
KINZUA	KE-2021 SKIN SHIELD CREAM	14 OZ.
BAUSCH & LOMB INC.	SIGHT SAVERS ANTI-FOG LIQUID W/O SILICONE	6 OZ.
SLICK 50	ONE LUBE PETROLEUM OIL	1 QT.
MASTER CHEMICAL CORP.	TRIM MICROSOL 185	25 GAL.
MASTER CHEMICAL CORP.	TRIM WHAMEX	5 GAL.
MASTER CHEMICAL CORP.	TRIM RP-08F	.5 GAL.
STECO CORP.	TAP MAGIC PROTAP CUTTING FLUID	.5 GAL.
TRICO MFG. CORP.	TRI-COOL	6 OZ.
ITW FLUID PRODUCTS GROUP	DYKEM RED LAYOUT FLUID	2 OZ.
ITW FLUID PRODUCTS GROUP	DYKEM BLUE LAYOUT FLUID	6 OZ.
WD40 COMPANY	WD40 SPRAY CAN	16 OZ.
XCELPLUS INTERNATIONAL INC.	MFL-ALL PURPOSE ANTI-WEAR / ANTI- CORROSION LUBRICANT	5 GAL.
DOW CORNING CORP.	Z MOLY — POWDER	3 OZ.
BLACKHAWK AUTOMOTIVE INC.	SILVER SOLDER	.5 LBS.
ANCHOR CHEMICAL CORP.	ANCHORLUBE G-771	2 OZ.
DYKEM COMPANY	DYKEM SPRAY	12 OZ.
NIAGARA LUBRICANT	MULTI-PURPOSE AUTOMATIC TRANSMISSION FLUID	.5 GAL.
JNJ INDUSTRIES INC.	GLOBALTECH ISOPROPYL ALCOHOL, 99%	5 GAL.
SUPERIOR GRAPHITE CO.	NATURAL GRAPHITE	4 OZ.
PETROLON INC.	ONE GREASE	.5 QTS.
3M	3M BRAND LIQUID STAINLESS STEEL CLEANER & POLISH	.5 QTS.
ARMOR ALL PRODUCTS CORP.	#7 CHROME POLISH	2 OZ.
EXXON MOBIL CORP.	MOBIL 1 SYNTHETIC GREASE	6 OZ.
RIDGID TOOL CO.	RIDGID PREMIUM DARK THREAD CUTTING OIL	.5 QT.
BOSTIK INC.	RED BEARING LUBRICANT	5 OZ.
TURTLE WAX, INC.	TURTLE WAX CHROME POLISH	6 OZ.
EXXON MOBIL CORP.	MOBILUX EP 1 (ARO GREASE #33153)	6 OZ.

Texas Industrial Lease — American Locker Group, Inc.	33
2701 Regent, Suite 200, DFW Airport, Texas

MANUFACTURER	DESCRIPTION	QTY PER YEAR
AMREP INC.	MISTY BARRIER CREAM	18 OZ.
LPS LABORATORIES	LPS BELT DRESSING	12 OZ.
PROCTOR & GAMBLE	CASCADE AUTOMATIC DISHWASHING DETERGENT	150 OZ.
D. A. STUART CO.	DRAWSOL WM 4470	1 GAL.

Texas Industrial Lease — American Locker Group, Inc.	34
2701 Regent, Suite 200, DFW Airport, Texas